Exhibit 99.1

Six Flags Entertainment Emerges from Chapter 11 Restructuring

New York, NY — May 3, 2010 — Six Flags Entertainment Corporation (formerly Six Flags, Inc.) announced today that it has completed its balance sheet restructuring and emerged from Chapter 11.  The terms of the restructuring were confirmed by the Court effective as of April 30, 2010.

The restructuring reduced Six Flags Entertainment’s indebtedness and mandatorily redeemable preferred stock from approximately $2.7 billion at December 31, 2009 to approximately $1.0 billion at emergence (excluding seasonal drawings under the company’s revolving credit facility at emergence).  As a result, the Company’s annual cash interest expense will be significantly reduced to approximately $75 million.  The restructuring also included $725 million in new equity committed by the new shareholders.  The plan also provides for payment in full of all of the Company’s trade creditors.

“This reorganization constitutes the final step in the repositioning of Six Flags,” stated Mark Shapiro, President and CEO of Six Flags Entertainment.  “Since the new management team arrived in 2006, we have concentrated on broadening our audience base by improving the product offering.  In that vein, we instituted significant operational changes — upgrading and investing in the appearance and cleanliness of the parks; creating a more diversified family entertainment experience; growing in-park revenue by increasing length of stay and offering guests high quality brands; elevating guest service through targeted staffing initiatives; and growing sponsorship and licensing revenues.”

Mr. Shapiro continued, “Now, with the restructuring completed, the Company’s opportunities are no longer limited by the legacy debt levels.  With our new balance sheet, we now have the financial strength to generate long-term sustainable growth while continuing to enhance the reputation and reach of our brand.”

Coupled with the equity investment, the restructuring was financed by approximately $1.0 billion of senior secured credit facilities, and a $120 million revolving credit facility.  In addition, an affiliate of Time Warner agreed to provide the Company with a $150 million multi-draw term loan facility to be used to fund annual Partnership Park put obligations above specified levels.

Application will be made to list the new common stock of Six Flags Entertainment on the New York Stock Exchange.

About Six Flags:
Six Flags Entertainment Corporation is a publicly-traded corporation headquartered in New York City and is the world’s largest regional theme park company with 19 parks across the United States, Mexico and Canada.